Exhibit 10.1

KNIGHTSCOPE, INC.

SECOND AMENDMENT TO THE

KNIGHTSCOPE, INC. 2022 EQUITY INCENTIVE PLAN

WHEREAS, Knightscope, Inc. (the “Company”) has heretofore adopted the Knightscope, Inc. 2022 Equity Incentive Plan (the “Plan”), which was approved by stockholders of the Company effective June 23, 2022, and most recently amended on September 8, 2025 at the Company’s 2025 Annual Meeting of Stockholders;

WHEREAS, the Company desires to increase the number of shares available for issuance under the Plan by an additional 10,000,000 shares; and

WHEREAS, pursuant to Section 16(a) of the Plan, the Board may amend the Plan at any time, subject to certain limitations specified therein, including that no such amendment shall be made without stockholder approval if such approval is required by applicable law.

NOW, THEREFORE, the Plan shall be amended, effective as the date on which the stockholders of the Company approve such amendment at the Company’s 2026 Annual Meeting of Stockholders, as follows:

1.	Section 4(a) is deleted and replaced with the following:

Authorized Number of Shares. Subject to adjustment as from time to time as provided in Section 14(a), the number of shares of Common Stock available for issuance under the Plan will be:

(i)12,100,000 shares (the “Fixed Share Reserve”); plus
(ii)an annual share increase to be added as of January 1st of each calendar year commencing after the Effective Date and ending on (and including) January 1, 2032, equal to the lesser of (x) 5% of the aggregate number of shares of Class A Common Stock and Class B Common Stock outstanding on December 31st of the immediately preceding calendar year (rounded up to the nearest whole share) and (y) an amount determined by the Plan Administrator; provided, however, that any shares that become available from any such increases in previous years that are not actually issued will continue to be available for issuance under the Plan; plus
(iii)(A) any shares previously authorized for issuance under the Company’s 2016 Equity Incentive Plan, as amended (the “Prior 2016 Plan”), that on the Effective Date have not been granted under the Prior 2016 Plan and are not subject to outstanding awards thereunder; plus (B) any shares subject to outstanding awards under the Prior 2016 Plan or the Company’s 2014 Equity Incentive Plan, as amended (the “Prior 2014 Plan”), as of the Effective Date that, on or after the Effective Date, cease to be subject to such awards prior to the issuance of shares thereunder, such as due to cancellation, expiration, or other termination of such awards. Any shares that become available for issuance under the Plan that were originally denominated as shares of Class B Common Stock under the Prior 2014 Plan will become issuable hereunder as shares of Common Stock for an equivalent number of shares pursuant to this clause (iii). Any shares subject to outstanding awards under the Prior 2016 Plan or the Prior 2014 Plan that become available for issuance under the Plan will cease to be set aside or reserved for issuance pursuant to the Prior 2016 Plan or the Prior 2014 Plan, as applicable, effective on the date on which they cease to be subject to such awards thereunder, and will instead be set aside and reserved for issuance pursuant to Awards under the Plan (the authorized amounts in clauses (i)-(iii), the “Share Reserve”).

Shares issued under the Plan will be drawn from authorized and unissued shares or treasury shares, which may include shares subsequently reacquired by the Company.

2.	Except as modified herein, the remaining terms of the Plan shall remain unchanged and in full force and effect.